Exhibit 99.2

UCP ANNOUNCES EXPANSION OF BOARD AND STRENGTHENED CORPORATE GOVERNANCE

San Jose, California, March 30, 2017 UCP, Inc. (NYSE: UCP) together with the Company’s largest shareholder, PICO Holdings, Inc. (NASDAQ: PICO), today announce an agreement to nominate Keith M. Locker to the board of directors. In connection with the addition of Mr. Locker the number of directors on the UCP Board will increase from six to seven members, effective as of immediately prior to the 2017 Annual Meeting of Stockholders of UCP.

Mr. Locker has more than 30 years and $60 billion of major national market experience in real estate finance, private placements, debt and equity capital markets, governance, transaction structuring and risk management. Since May 2003, Mr. Locker has served as CEO and President of Inlet Capital Management, LLC, or Inlet, an investment and asset management firm focused on the commercial real estate industry. Mr. Locker has over 15 years of experience serving on public company boards, including Sunstone Hotel Investors (NYSE: SHO), New York REIT (NYSE: NYRT), The Mills Corporation and Glenborough Realty Trust. Mr. Locker was previously a Managing Director in the Real Estate Investment Banking Divisions at Deutsche Bank Securities, Inc. and Bear, Stearns & Co. Inc. Mr. Locker earned a B.S./B.A. degree from Boston University School of Management in 1983 and an M.B.A. degree from the Wharton School of the University of Pennsylvania in 1988.

Additionally UCP and PICO have agreed to jointly propose amendments to UCP’s charter and bylaws. Under the terms of the agreement, UCP shall include in its Definitive Proxy Statement for the 2017 Annual Meeting the following proposals, among others, to:

•	seek stockholder approval to amend the UCP Charter for the purpose of declassifying the UCP Board,

•
seek stockholder approval to amend the UCP Bylaws for the purpose of providing that a special meeting of stockholders of UCP can be called upon proper written request or requests given by or on behalf of one or more persons who beneficially own at least twenty five percent of the voting power of all outstanding shares of UCP’s Common Stock,

•	seek stockholder approval to amend the UCP Charter to permit stockholders to act by written consent, and

•	provide for the removal of a member of the UCP Board with or without cause by stockholders.

PICO has agreed to vote for three independent directors at all times in connection with the declassification of the UCP board. All of the governance proposals set forth will be subject to a vote and require approval by a majority of the entire voting power of the minority shareholders of UCP. Finally, PICO has withdrawn its advance notice nomination proposals.

Additional proposals and details are provided in the form 8-K filed with the Securities and Exchange Commission on March 30, 2017.

About UCP, Inc.

UCP is a homebuilder and land developer with expertise in residential land acquisition, development and entitlement, as well as home design, construction and sales. UCP operates in the States of California, Washington, North Carolina, South Carolina and Tennessee. UCP designs and builds single-family homes for a variety of lifestyles and budgets through its wholly-owned subsidiary, Benchmark Communities, LLC.

About PICO Holdings, Inc.

PICO Holdings is a diversified holding company.  Currently, we believe the highest potential return to shareholders is from a return of capital to shareholders.  As we monetize assets, rather than reinvest the proceeds, we intend to return the capital derived therefrom, less any working capital requirements, back to shareholders through a stock repurchase program or by other means such as special dividends taking into effect liquidity requirements, debt covenants and any other contractual and legal restrictions that may exist at the time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “project,” “goal,” “intend,” “continue” or other similar expressions. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, those described in the “Risk Factors” section of UCP, Inc.’s most recent Annual Report on Form 10-K, as may be updated from time to time in UCP, Inc.’s periodic filings with the Securities and Exchange Commission (the “SEC”), all of which are available free of charge on the SEC’s website at www.sec.gov.

Any forward-looking statement made by UCP, Inc. herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for UCP, Inc. to predict these events or how they may affect it. UCP, Inc. expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information and Where to Find it

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2017 Annual Meeting. The Company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2017 Annual Meeting (the “2017 Proxy Statement”). STOCKHOLDERS ARE URGED TO READ THE 2017 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2017 Proxy Statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2016 Annual Meeting of Stockholders (the “2016 Proxy Statement”), filed with the SEC on April 7, 2016. To the extent holdings of the Company’s securities by such potential participants have changed since the amounts printed in the 2016 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC.

Stockholders will be able to obtain the 2017 Proxy Statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of the Company’s website (http://www.unioncommunityllc.com).

Contact:

Investor Relations:

Investorrelations@unioncommunityllc.com
408-207-9499 Ext. 476

Media Relations:

Matthew Chudoba
matthew.chudoba@icrinc.com